April 12, 2005




Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

         We have read statements that we understand Humana Trans Services Holding Corp. will include under Item 4.01 of the amended Form 8-K report it will file regarding the change of its auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,


/S/ Livingston, Wachtell & Co., LLP
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    Livingston, Wachtell & Co., LLP